Exhibit 10.1
July 23, 2007
Jeffrey W. Montie
Kellogg Company
One Kellogg Square
Battle Creek, MI 49016
Dear Jeff:
     We are excited about you assuming the role of President, Kellogg International, and leading the Company’s global efforts relating to marketing, innovation, sales and promotions. The purpose of this letter is to set forth terms of retention benefits that reflect your valuable contributions to the business and our desire that you remain with Kellogg Company (“Kellogg,” and together with its affiliates and subsidiaries, the “Company”) for the long term. The letter also includes non-compete and other commitments from you to the Company.
1.	Retention
a.	In the event you are either terminated by the Company without “Cause” (as herein defined) or you terminate your employment with the Company for “Good Reason” (as herein defined) prior to June 2, 2016 (the “Retirement Date”), the date you are first able to retire from the Company under the terms of the Kellogg Company Pension Plan and Kellogg Company Executive Excess Plan (the “Pension Plans”), you will be eligible to receive the pension benefit you would have received under the current Pension Plans had you remained with the Company through the Retirement Date. This pension benefit shall be payable from the Kellogg Company Executive Excess Plan.

b.	For purposes of this letter agreement, termination for “Cause” means termination by the Company because of (i) your willful engaging in illegal conduct or gross misconduct pursuant to which the Company has suffered a loss, or (ii) your willful and continued refusal to perform substantially your duties hereunder in any material respect; provided, however, that in the case of clause (ii), the Company must provide written notice of such breach or refusal within thirty (30) days of its discovery thereof, and you shall have thirty (30) days from such written notice to cure such breach or refusal.

c.	For purposes of this letter agreement, termination for “Good Reason” means termination by you because of (i) a reduction in your base salary, as in effect from time to time, except in connection with salary reductions which are generally implemented with respect to the Company’s senior executives, (ii)

the Company’s failure to provide any fringe benefit plan or substantially similar benefit or compensation plan which is made generally available to other management employees of the Company; provided, however, that nothing in this clause shall be construed to constrain the Company from amending or eliminating any benefit or compensation plan; (iii) a breach by the Company of its obligations to you under this letter agreement in any material respect, or (iv) a material reduction in your responsibilities or duties as in effect immediately prior to such change, provided however, that in the case of each of clauses (i) through (iv) hereof, you shall provide written notice of any such alleged action of the Company within thirty (30) days of the date you knew of such action and the Company shall have thirty (30) days from such written notice to cure such action.

d.	Notwithstanding any other provision in this letter agreement, if (i) your employment is terminated prior to the Retirement Date and (ii) at the time of such termination, you qualify for benefits under the Company’s Change of Control Policy, then you shall be eligible for the benefits described in Paragraph 1 (a). In addition, if your employment is terminated by reason of your death or disability, you or your estate, as the case may be, shall be entitled to receive the benefits described in Paragraph 1 (a).

e.	Notwithstanding any other provisions in this letter agreement, if you violate any of your obligations under this letter agreement, you shall not be entitled to any of the benefits described in Paragraph 1 (a).
2.	Non-Compete. In further consideration of the foregoing, you agree that for a period of three years beginning with the last of the day of your active employment with the Company (the “Restricted Period”), you shall not, without the prior written consent from the Chief Executive Officer of Kellogg:
a.	directly or indirectly, accept any employment, consult for or with, or otherwise provide or perform any services of any nature to, for or on behalf of any person, firm, partnership, corporation or other business or entity that manufactures, produces, distributes or markets any of the Products (as herein defined) in the Geographic Area (as herein defined).

b.	directly or indirectly, permit any business, entity or organization which you, individually or jointly with others, owns, manages, operates, or controls, to engage in the manufacture, production, distribution, sale or marketing of any of the Products in the Geographic Area.
For purposes of this Paragraph, the term “Products” shall mean (i) ready-to-eat cereal products, toaster pastries, cereal bars, granola bars, crispy marshmallow squares, frozen waffles, frozen pancakes, fruit snacks, cookies, crackers, ice cream cones and meat substitutes; (ii) any other grain-based convenience food; or (iii) any other product which the Company manufactures, distributes, sells or markets at the time your employment ends with the Company. With respect to

(iii) above, such products shall not include products which the Company reasonably determines insignificant to the Company. The term “Geographic Area” shall mean any territory, region or country where the Company sells any Products at any time during the applicable Restricted Period.
3.	Non-solicitation. You agree that during your active employment and thereafter for a period of three years, you shall not, without the prior written consent of the Chief Executive Officer of Kellogg, directly or indirectly employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor) any person who is or was an officer, director, representative, agent or employee of the Company at any time during the two year period prior to your last day of employment.

4.	Non-Disparagement of the Company. You agree, during the term of your employment and thereafter, not to engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of the Company, or its past, present and future subsidiaries, divisions, affiliates, successors, officers, directors, attorneys, agents and employees.

5.	Preservation of Company Confidential Information. You acknowledge that you will not (without first obtaining the prior written consent in each instance from the Company) during the term of your employment and thereafter, disclose, make commercial or other use of, give or sell to any person, firm or corporation, any information received directly or indirectly from the Company or acquired or developed in the course of your employment, including, by way of example only, trade secrets (including organizational charts, employee information such as credentials, skill sets and background information), ideas, inventions, methods, designs, formulas, systems, improvements, prices, discounts, business affairs, products, product specifications, manufacturing processes, data and know-how and technical information of any kind whatsoever unless such information has been publicly disclosed by authorized officials of the Company.

6.	Release. In consideration of the compensation and benefits provided pursuant to this letter agreement, the sufficiency of which is hereby acknowledged, you, for yourself and for any person who may claim by or through you, irrevocably and unconditionally releases, waives and forever discharges the Company and its respective officers, directors, attorneys, agents and employees, from any and all claims or causes of action that you had, have or may have, known or unknown, relating to your employment with the Company up until the date of this letter agreement, including but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, the Family and Medical Leave Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act, the Employee Retirement Income Security Act; claims under any other federal, state or local statute, regulation or ordinance; claims for discrimination or harassment of any kind, breach of contract or public policy, wrongful or retaliatory discharge, defamation or other personal or business injury of any kind; and any and all other claims to any form of legal or equitable relief, damages, compensation or benefits (except rights you may have under the Employee Retirement Income Security Act of 1974 to recover any vested benefits), or for attorneys fees or costs. You additionally waive and release any right you may have to recover in any lawsuit or proceeding against the Company brought by you, an administrative agency, or any other person on your behalf or which includes you in any class.
7.	Miscellaneous.
a.	Severability. You also agree that if any provision of this letter agreement is invalid or unenforceable by a court of law, (i) such provision shall be deemed to be amended so that the intent of the parties is fulfilled to the greatest extent possible; and (ii) it would not affect the validity or enforceability of any other provision of this letter agreement, which shall remain in full force and effect.

b.	Controlling Law and Venue. You agree that the construction, interpretation, and performance of this letter agreement shall be governed by the laws of Michigan, including conflict of laws. It is agreed that any controversy, claim or dispute between the parties, directly or indirectly, concerning this letter agreement or the breach thereof shall only be resolved in the Circuit Court of Calhoun County, or the United States District Court for the Western District of Michigan, whichever court has jurisdiction over the subject matter thereof, and the parties hereby submit to the jurisdiction of said courts.

c.	Entire Agreement; Amendment. You agree that this letter agreement constitutes the entire agreement between you and the Company with respect to the matters described herein, and that this letter agreement supersedes any and all prior and/or contemporaneous written and/or oral agreements relating to such matters. You acknowledge that this letter agreement may not be modified except by written document, signed by you and the General Counsel of Kellogg.

d.	Employment Relationship. You acknowledge and agree that your employment with the Company described in this letter agreement is an at-will employment relationship, and that only the General Counsel of Kellogg may modify this provision, and any modification must be in writing signed by both parties.

e.	Counterparts. This letter agreement may be executed simultaneously in one or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same letter agreement.

     Jeff, enclosed are two copies of this letter. If the letter is acceptable to you please sign both copies and return one to me for our files.
Sincerely,
/s/ David Mackay
David Mackay
President
Chief Executive Officer
I accept the terms of the agreement as presented in this letter this 23rd day of July, 2007.
     /s/ Jeffrey W. Montie
Jeffrey W. Montie

5